SECOND AMENDMENT TO RIGHTS AGREEMENT

This SECOND AMENDMENT TO RIGHTS AGREEMENT, dated as of August 26, 2012 (this “Amendment”), is by and between Dollar Thrifty Automotive Group, Inc, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement (as defined below).

Recitals

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of May 18, 2011 and amended as of February 17, 2012 (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger, dated as of August 26, 2012 (as amended, modified or supplemented, from time to time, the “Merger Agreement”), by and among Hertz Global Holdings, Inc. (“Parent”), a Delaware corporation, HDTMS, Inc., a Delaware corporation and a wholly owned subsidiary of Hertz (“Merger Sub”), and the Company;

WHEREAS, the Company desires to amend the Rights Agreement pursuant to Section 27 of the Rights Agreement to facilitate the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement; and

WHEREAS, pursuant to resolutions adopted at a duly convened special meeting of the Board held on August 26, 2012, the Board has determined that it is in the best interests of the Company and its stockholders, and consistent with the objectives of the Board in adopting the Rights Agreement, to amend the Rights Agreement in the manner set forth herein to except from the operation of the Rights Agreement the Merger Agreement, the Offer, the Merger and the Top-Up Option (as such terms are defined in the Merger Agreement), and any and all other transactions contemplated by the Merger Agreement and to provide that the Rights Agreement shall expire immediately prior to the acceptance for payment and payment for any shares of Company’s common stock tendered pursuant to the Offer and the Board hereby directs that the Rights Agreement shall be so amended pursuant to Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Amendment to Section 1

a.	The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their respective Affiliates or Associates shall be or become an Acquiring Person, and the term “Acquiring Person” shall not include any of Parent, Merger Sub or any of their respective Affiliates or Associates, solely by reason of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Top-Up Option or Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

b.	The definition of “Distribution Date” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Top-Up Option or Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

c.	The definition of “Expiration Date” in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

““Expiration Date” means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24 and (iv) immediately prior to the Acceptance Time, but only if the Acceptance Time shall occur.”

e.	The definition of “Share Acquisition Date” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, no Share Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Top-Up Option or Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

e.	Section 1 of the Rights Agreement is hereby amended by inserting each of the following definitions in its appropriate alphabetical order in Section 1:

“Acceptance Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated as of August 26, 2012 (as such agreement may be amended from time to time).

“Merger Sub” means HDTMS, Inc., a Delaware corporation and wholly owned subsidiary of Parent.

“Offer” shall have the meaning ascribed to such term in the Merger Agreement.

“Parent” means Hertz Global Holdings, Inc., a Delaware corporation.

“Top-Up Option” shall have the meaning ascribed to such term in the Merger Agreement.

2.	Amendment to Section 7

Section 7(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“For the avoidance of doubt, this Agreement shall terminate and all outstanding Rights shall expire immediately prior to the Acceptance Time in accordance with the terms of the Merger Agreement, but only if the Acceptance Time shall occur.”

3.	Amendment to Section 11.

Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Merger or Top-Up Option and (iii) the consummation of any of the other transactions contemplated by the Merger Agreement shall not be deemed to be a Flip-in Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii).”

4.	Amendment to Section 13.

Section 13(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Offer, Merger or Top-Up Option and (iii) the consummation of any of the other transactions contemplated by the Merger Agreement shall not be deemed to be a Flip-over Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13(a).”

5.	Benefits

All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

6.	Effectiveness and Effect of Amendment

a.
Notwithstanding anything to the contrary set forth in Section 27, this Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Merger Agreement promptly thereafter.

b.
Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.

c.
If for any reason the Merger Agreement is terminated, then this Amendment shall become null and void and be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.

d.
Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement,” “thereunder,” “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

7.	Governing Law

This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

8.	Severability

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that nothing contained in this Section 8 will affect the ability of the Company under the provisions of Section 27 of the Rights Agreement to supplement or amend the Rights Agreement to replace such invalid, void or unenforceable term, provision, covenant or restriction with a legal, valid and enforceable term, provision, covenant or restriction.

9.	Descriptive Headings

Descriptive headings of the several sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.  Whenever the words “include,” “includes” or “including” are used in this Amendment they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Amendment as a whole and not to any particular provision of this Amendment.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

10.	Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth in the first paragraph hereof.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:	/s/ Scott L. Thompson
Name:	Scott L. Thompson
Title:	Chief Executive Officer and President

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

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